INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statements No. 333-62143 and No. 333-66989 each on Form S-8 of our report dated March 2, 2001 (except as to Note 17 for which the date is March 28, 2001) appearing in this Annual Report on Form 10-K of AMRESCO, INC. for the year ended December 31, 2000.

/s/DELOITTE & TOUCHE LLP
Dallas, Texas
March 30, 2001